Exhibit 99.1

Resolute Energy Corporation Provides Operations Update, 2018 Guidance
and Posts Investor Presentation

Average fourth quarter production of 27,595 Boe per day
and full year 2017 production of 25,086 Boe per day

2018 development program includes drilling of 42 wells with 38 wells coming online

Expect to generate year-over-year production growth of more than 50%

On-track to achieve positive free cash flow in 4Q18 and for full-year 2019

Updated investor presentation available at www.resoluteenergy.com

DENVER, February 26, 2018 -- Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today provided a business update, including a review of the Company’s 2017 production and operational performance, year-end 2017 reserves and full year 2018 guidance.

Rick Betz, Resolute’s Chief Executive Officer, said, “2017 was a year of significant accomplishments at Resolute. We successfully divested non-core assets in Utah and New Mexico to further strengthen our balance sheet and complete our transformation to a Delaware Basin pure play. At the same time, we completed a significant acquisition within the Delaware Basin that expanded our core acreage position by nearly 30 percent. During the year we spud 28 new horizontal wells and brought 27 wells on line. The new wells drove year-over-year Permian Basin production growth of 151 percent while delivering some of the strongest returns on capital employed in the basin. As we look at 2018, we have a well-formed plan which we expect will increase Permian Basin production by more than 50 percent while further strengthening our returns and unlocking the full potential of the Company's assets to create compelling value for all stockholders.”

2017 Production and Operational Performance

Fourth quarter 2017 Company production increased 41 percent year-over-year to 27,595 barrels of oil equivalent (“Boe”) per day and full year production grew by 77 percent to 25,086 Boe per day. Fourth quarter 2017 production included a contribution of approximately 2,100 Boe per day from the Company’s recently divested Aneth Field properties. Fourth quarter production exceeded the high end of the Company’s updated guidance, as announced on November 6, 2017, by 595 Boe per day and full year production was approximately at the midpoint.

Fourth quarter Permian Basin production increased 89 percent year-over-year to 25,481 Boe per day and full year production grew by 151 percent to 20,112 Boe per day.

For the fourth quarter, Company production consisted of 52 percent oil, 75 percent liquids and 25 percent gas, and Permian Basin production consisted of 49 percent oil, 74 percent liquids and 26 percent gas.

The Company expects to report cash-based lease operating expense (“LOE”) per Boe for the full year 2017 of $8.64, or approximately $79 million, a reduction of 29 percent from the prior year. Full year LOE is below the midpoint of Resolute’s November 2017 updated guidance. Permian Basin LOE for the full year 2017 is expected to be approximately $40 million, or $5.46 per Boe.

Net capital spending for 2017 is expected to be approximately $277 million, after earnout payments of $26 million received from Caprock Midstream.

Resolute’s 2017 plan for its Mustang and Appaloosa assets contemplated drilling 22 wells, completing and bringing on line 21 wells, including two wells that were drilled but uncompleted (“DUC”) at year-end 2016, and exiting the year with two DUCs. As a result of increased drilling and completion efficiency, Resolute was able to complete drilling operations on 25 wells and had three wells drilling over year-end, while still completing and bringing on line 21 wells in these areas. Excluding the three wells that were drilling over year-end, Resolute carried six DUCs into 2018. During 2017, the Company set spud-to-TD records of 14 days drilling mid-length laterals in Mustang and 17 days drilling long laterals in Appaloosa.

In May 2017 Resolute completed the acquisition of the Bronco acreage, which expanded the Company’s Reeves County holdings by 28 percent. As part of the transaction Resolute acquired two producing wells and six DUCs. All six DUCs were completed and on production by September 2017, bringing the total number of wells brought on line in 2017 to 27.

Wells placed on production in 2017 included fourteen mid-length laterals, nine long length laterals, and four standard length laterals acquired as part of the Bronco acquisition. The Wolfcamp A and Upper Wolfcamp B horizontal wells in Reeves County had average peak 24-hour rates between 2,400 and 2,800 Boe per day.

In addition to Resolute’s successful Wolfcamp A and Upper B drilling programs, during 2017 the Company also tested the lower Wolfcamp B and the Wolfcamp C in Appaloosa and Mustang. To date, Resolute has drilled two lower Wolfcamp B wells and four Wolfcamp C wells, three of which are producing. The remaining three wells are expected to be on production in the coming weeks.

The Uinta C101H, a Wolfcamp C well, had a recent 24-hour rate of approximately 2,900 Boe per day, of which 29 percent was oil and 65 percent was liquids. This is an early-time rate and the final peak rate may be higher. The South Elephant C207SL, also a Wolfcamp C well, had a peak 24-hour rate of 2,294 Boe per day, of which approximately 31 percent was oil and 68 percent was liquids. The South Elephant B307SL, a lower Wolfcamp B well, had a peak 24-hour rate of 2,254 Boe per day of which approximately 41 percent was oil and 73 percent was liquids. While these results are encouraging, Resolute intends to complete additional testing and observe production over a longer period of time before pursuing full scale development of these deeper zones.

Resolute currently has approximately 21,000 net acres in the Delaware Basin. In the heart of the Company’s operating areas, Mustang, Appaloosa and Bronco, 89 percent of the acreage is held by production. Resolute has approximately 430 gross (375 net) drillable locations in the

Wolfcamp A and Upper B zones in these areas, representing a ten year inventory assuming a three rig drilling program. Using moderate density assumptions in the lower Wolfcamp B and the Wolfcamp C, and assuming only one zone in the Wolfcamp C, successful results from our deeper tests could add more than 160 gross locations representing an incremental four years of development inventory.

Year-End 2017 Proved Reserves

At December 31, 2017, Resolute's estimated proved reserves were 53.4 MMBoe, compared to year-end 2016 proved reserves of 60.3 MMBoe, after reducing proved reserves by 23.0 MMBoe for dispositions in Aneth and New Mexico and 9.1 MMBoe for production during 2017. Permian Basin reserves grew from 35.4 MMBoe to 53.4 MMBoe as a direct result of Resolute’s successful Delaware Basin drilling program. Approximately 47 percent of the Company's 2017 year-end proved reserves were oil and 70 percent were liquids. Proved undeveloped reserves comprise 51 percent of total proved reserves. This category includes less than 10 percent of our total inventory of 430 Wolfcamp A and upper Wolfcamp B locations.

The present value of the Company's estimated future net revenues from proved reserves was approximately $433 million after-tax as of December 31, 2017, using SEC pricing guidelines for year-end 2017, discounted at ten percent. Benchmark pricing used in calculating the year-end 2017 present value of the Company’s reserves was $51.34 per barrel of oil and $2.98 per MMBtu of gas. All prices were adjusted for differentials and NGL content, and the analysis excluded the impact of hedges.

2018 Drilling and Completion Plan to Optimize Development and Drive Value Creation

Mr. Betz continued, “After carefully evaluating the results of our 2017 drilling activity we have formulated a 2018 operating plan which places Resolute at the forefront of those Delaware Basin operators in full field development. Our 2018 plan is built around the twin pillars of pad drilling and batch completions. By using two and three rigs drilling three-well pads in close proximity and then completing all of these wells together, we expect to deliver even stronger well performance at lower costs than the previous operational approach we employed through most of 2017. We are confident in our ability to execute on this plan and believe the resulting production growth will position us to generate positive free cash flow in the fourth quarter of 2018 and for full year 2019.”

Resolute’s 2018 plan includes net capital spending of $365 million to $395 million, including $350 million to $375 million in drilling and completion capital to support two rigs throughout the year, and a third rig which commenced work in late February and is expected to be released in mid-September. Additionally, the Company expects to spend an incremental $42 million to $49 million on field facilities and other corporate capital, and to receive estimated earnout payments of $27 million to $29 million from Caprock Midstream. Overall, Resolute expects to drill 42 wells during the year and bring 38 wells on production, carry six DUCs and have two wells drilling over year-end 2018.

Each of the three rigs will be primarily pad drilling three-well stacks with all the rigs in the same spacing unit at the same time. Operations will focus in the Sandlot unit in Mustang and the Mitre/Ranger units in Appaloosa, with Wolfcamp Upper A, Lower A, and Upper B as the primary target zones. This approach to pad drilling will provide Resolute with the opportunity to batch complete groups of up to nine wells simultaneously. In addition to the production and reservoir benefits of pad drilling and batch completions, the opportunity to be more efficient with rig time, frac crew utilization and supply management will allow the Company to be more effective in managing costs throughout the year.

The Company estimates that full-year Delaware Basin production will increase more than 50 percent year-over-year, to an average of 30,000 to 33,000 Boe per day, and will grow more than 90 percent from the first quarter of 2018 to the fourth quarter, with a projected fourth quarter 2018 production rate of 42,000 to 44,000 Boe per day.

Beginning in late 2017 the Company shifted focus to building an inventory of drilled wells to batch complete. As a result, two completions are expected in first quarter 2018, and in mid-March Resolute will begin completing its first nine-well group. Consequently, the Company expects first quarter 2018 production to be 22,000 to 23,000 Boe per day. With the first nine-well group coming on line in May and another nine-well group coming on line in July Resolute expects production to ramp significantly in the middle part of the year. Further groups of completed wells will come on line throughout the remainder of the year driving rapid production growth.

This development plan was put in place based on the Company’s experience with the impact of infill drilling on well performance. In estimating its 2018 total production, Resolute has fully incorporated the anticipated effects of frac interference on older wells and the expected modestly reduced production from newly drilled infill wells. In addition the Company has taken into consideration potential operational events that could reduce production further such as power outages, weather, well shut-ins and downstream gas constraints.

2018 Guidance and Capital Budget

Production: For 2018, Resolute expects production to be 10,950 to 12,045 MBoe, or an average of 30,000 to 33,000 Boe per day. The Company expects average quarterly production to ramp from 22,000 to 23,000 Boe per day in the first quarter to an estimated fourth quarter rate of 42,000 to 44,000 Boe per day.

Mix: Oil is expected to make up approximately 52 percent of production, while total liquids are expected to make up approximately 75 percent of production.

Lease Operating Expense: Resolute projects annual cash LOE for 2018 to be between $60 million and $68 million, or $5.57 per Boe at the mid-point of the range. This represents approximately 36 percent decrease in LOE per Boe compared to expected 2017 expenditures.

General & Administrative Expense: Resolute anticipates that annual cash general and administrative expense for 2018 will be between $30 million and $34 million, net of COPAS reimbursements and capitalization and before one-time costs associated with the previously announced Aneth sale, or $2.78 per Boe at the mid-point of the range, down approximately 15 percent from the expected $3.27 per Boe in 2017. The Company’s estimate of 2018 cash general and administrative expense does not include potentially material costs related to stockholder activism.

Capital Expenditures: Resolute expects capital expenditures of between $365 million and $395 million in 2018, net of estimated earnout payments of $27 to $29 million receivable from Caprock Midstream.

Liquidity: At December 31, 2017 the Company had $30 million outstanding under its revolving credit facility. This facility currently has a $210 million borrowing base. In addition to availability under the Company’s revolving credit facility, Resolute believes its balance sheet provides financial flexibility and optionality to fund the 2018 development plan. Resolute expects to exit the year with a debt-to-EBITDA ratio of between 2.80x and 2.95x with further declines over a five-year outlook when using free cash flow to pay down debt.

These expectations do not include the anticipated positive impact from up to $10 million of contingency payments from the Aneth purchaser, payable in the fourth quarter of 2017, all of which has been or would be earned at today’s strip, nor do they include any potential proceeds from a midstream transaction involving the Bronco properties, which is currently being explored.

Investor Presentation

The Company also filed an investor presentation today with additional information, which can be found on Resolute’s website at www.resoluteenergy.com.

Free cash flow

Free cash flow is a non-GAAP measure. We define free cash flow as cash flows from operations before changes in working capital items less capital expenditures excluding acquisitions and divestitures.  Free cash flow is not a measure of net income (loss) or cash flows as determined by U.S. GAAP.  Management believes that these measures are useful to management and investors as a measure of a company's ability to internally fund its capital expenditures and to service or incur additional debt.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as

“expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however the absence of these words does not mean the statements are not forward-looking. Such forward looking statements include statements regarding 2018 production, lease operating expense, corporate G&A and capital expenditure guidance; expected production growth from 2017 to 2018; future oil and liquids percentage and NGL yields; future leverage ratios; future drilling plans and activity, including production that may result from our 2018 program; future financial and operating results; future liquidity and availability of capital; future infrastructure and other capital projects, the anticipated costs thereof and the percentage of cash flow outspend; future production, reserve growth and decline rates; the impact of well interference and the effectiveness of drilling and completion adjustments with respect thereto; the anticipated benefits of our 2018 development strategy; expected timing of drilling and completion of pad wells and the timing of the production contribution thereof; our plans and expectations regarding our future development activities including drilling and completing wells; the spacing of such wells; the number of such potential projects, locations and productive intervals; our projection of free cash flow in 4Q18 and 2019; the prospectivity of our properties and acreage; estimated ultimate recoveries of oil and gas (EURs); performance of wells against type curves; and anticipated rates of return (IRRs), net asset values and PV-10 values of our projects and properties. Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on acquisitions, changes in commodity prices, the cost of goods and services, production results and other considerations. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: uncertainties regarding future actions that may be taken by Monarch in furtherance of its intent to nominate director candidates for election at the Company’s 2018 annual meeting of stockholders; potential operational disruption caused by Monarch’s future actions; the Company’s ability to successfully implement its strategy to create long-term stockholder value; depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; Resolute’s dependence on third parties for installation of gas gathering and processing infrastructure, oil gathering facilities and water disposal facilities and potential delays relating thereto;  the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; and cyber security risks.  Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2016, subsequent quarterly reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission (the “SEC”) for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.  Furthermore, the SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this press release, Resolute includes estimates of quantities of oil and gas using certain terms, such as “resource,” “resource potential,” “EUR,” “oil in place,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC definitions of proved, probable and possible reserves, and which the SEC guidelines strictly prohibit Resolute from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Resolute. Finally, reserve estimates mentioned in this press release were prepared internally using price and cost assumptions and methodologies that are different from what would be required if prepared in accordance with guidelines established by the SEC for the estimation of proved reserves, and such reserve estimates do not include probable and possible reserves. Such reserve estimates have not been audited by our independent reserves auditor. Production rates, including “early time” rates, 24‐hour peak IP rates, 30, 60, 90, 120 and 150 day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and represent three stream gross production. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,000 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet. This press release may include certain non-GAAP financial measures. When applicable, a reconciliation of these measures to the most directly comparable GAAP measure is presented.

Contact:
HB Juengling
Vice President - Investor Relations
Resolute Energy Corporation
303-534-4600, extension 1555
hbjuengling@resoluteenergy.com

Andrew Siegel or Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449